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                                                                   EXHIBIT 10.76

                             EMPLOYMENT AGREEMENT

            AGREEMENT dated as of July 1, 1997 (the "Agreement") by and between ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Company"), and JOEL KIRSCHBAUM, an individual (the "Employee").

                               R E C I T A L S:

            A. The Company considers it important and in its best interest and the best interest of its stockholders to secure the long-term engagement of key senior personnel who have substantial experience and knowledge in both the financial markets and the gaming industry, and the Company desires to retain the services of the Employee, on the terms and subject to the conditions provided in this Agreement.

            B. The Employee desires to accept such engagement by the Company and to render services to the Company, on the terms and subject to the conditions provided in this Agreement.

                              A G R E E M E N T:

            1. EMPLOYMENT. The Company hereby agrees to retain the services of the Employee, and the Employee agrees to be retained by the Company as an employee to render services to the Company upon the terms and conditions set forth in this Agreement.

            2. TERM. The term of the Employee's employment under this Agreement shall be five (5) years commencing as of July 1, 1997 (the "Term"), unless earlier terminated as provided in this Agreement; provided, however, that the Term shall automatically be extended on June 30, 2002 and each subsequent June 30 for an additional one (1) year period unless, not later than six (6) months prior to any such date, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend, or further extend, the Term.

            3.    DUTIES AND LOCATION.

            (a) DUTIES. The Employee will be available, at the reasonable request of the Board of Directors of the Company (the "Board") and/or the chief executive officer of the Company, to work on major strategic transactions involving the Company and/or one or more of its affiliates, including, without limitation, mergers, acquisitions, divestitures, joint


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ventures, the negotiation of strategic alliances or relationships and financing and refinancing transactions of all types. The Employee will report directly and only to the Board and/or the chief executive officer of the Company, as appropriate. The Employee's role in such matters, and in all activities to be undertaken by the Employee under this Agreement, is to be consistent with that of a senior financial advisor retained directly by the Board and/or the chief executive officer of the Company, and the Employee is not expected to be involved in matters relating to the day-to-day operation of the Company or any of its affiliates.

            The Employee will devote to the Company a portion of his business time sufficient for him reasonably to fulfill his duties hereunder. However, the Company explicitly acknowledges and agrees that the Employee is expected to devote only a portion of his business time to the Company and/or its affiliates, and that the Employee will pursue during the Term substantial business interests other than the Employee's obligations under this Agreement.

            (b) LOCATION. It is contemplated that the Employee will provide services to the Company under this Agreement from an office in the New York area. However, the Employee acknowledges and agrees that he may be required to travel frequently from time to time during the Term in order to perform his duties hereunder (including, without limitation, trips to Las Vegas, Nevada).

            4. COMPENSATION.

            (a) BASE SALARY. For purposes of this Agreement, each consecutive 12- month period ending on each June 30 during the Term shall be referred to as an "Employment Year". For services rendered by the Employee under this Agreement (and for the Employee agreeing to be available to provide such services), the Company shall pay the Employee as compensation during each Employment Year during the Term a Base Salary of $150,000 per year (prorated for any partial Employment Years); provided, however, that such Base Salary shall be increased as of July 1 of each year during the Term at a rate equal to the percentage increase in the consumer price index for the New York - Northern New Jersey - Long Island, NY-NJ-CT metropolitan area as reported by the U.S. Department of Labor for the immediately preceding 12-month period, and such increased amount shall thereupon become the "Base Salary" for all purposes under this Agreement. The Base Salary shall be payable in equal bi-weekly installments, commencing with the end of the regular pay period of the Company that next follows the commencement of the Term.

            (b) BONUSES. The Employee is entitled to, and the Company hereby agrees to pay to the Employee, performance bonuses (the "Bonuses") during the Term pursuant to the arrangements described in this Section 4(b). Prior to the commencement of each Employment Year during the Term, the Board and the Employee shall agree upon


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appropriate performance goals for the Company for such Employment Year (which goals will generally relate, without limitation, to mergers, acquisitions, divestitures, joint ventures, strategic alliances, financings, refinancings and/or similar transactions) involving the Company (and/or one or more of its affiliates) and the target amount (and/or appropriate minimum amount) of Bonuses to be paid to the Employee if the various performance goals are met. More than one Bonus may be paid during or with respect to each Employment Year, and each Bonus payable to the Employee hereunder shall, unless an alternative arrangement has been established pursuant to Section 4(d) below, be paid to the Employee by the Company in cash as soon as practicable after the performance goal to which such Bonus relates has been met, but no later than ten (10) business days after such performance goal has been met. Performance goals that relate to a transaction shall be deemed to have been met upon the closing of such transaction.

            For the Employment Year beginning July 1, 1997, the performance goals are: (i) the closing by the Company and/or one or more of its affiliates during the Employment Year of the Refinancing as set forth in the Offer to Purchase and Consent Solicitation Statement dated July 3, 1997 or a substantially similar transaction, as determined by the Board in its reasonable and good faith judgment; (ii) the closing by the Company and/or one or more of its affiliates during the Employment Year of at least one "significant merger" (a "significant merger" is defined as a merger, acquisition, divestiture, joint venture, strategic alliance or similar transaction (or a series of related transactions) with a value equal to or greater than $60 million); and/or (iii) the closing by the Company and/or one or more of its affiliates during the Employment Year of at least one "significant financing" (a "significant financing" is defined as a financing, refinancing or similar transaction (or a series of related transactions) with a value equal to or greater than $50 million); provided, however, that if for the Employment Year beginning July 1, 1997 and/or any subsequent Employment Year a significant financing is directly related to a significant merger and closes within ten (10) business days before or after the closing of such significant merger, and each such transaction would cause a performance goal to be met during or with respect to such Employment Year, only one of such performance goals - the one that results in the highest Bonus amount - shall be deemed to have been met with respect to such related transactions during or with respect to that Employment Year for purposes of this
Section 4(b). For this purpose, the "value" of a transaction shall be (x) with respect to a merger, acquisition, joint venture, strategic alliance or similar transaction, the aggregate value of the consideration paid, exchanged, committed, invested or received by the Company (and/or any of its subsidiaries or other entities controlled by the Company) with respect to the transaction plus the aggregate principal amount of all debt incurred or assumed by the Company (and/or any of its subsidiaries or other entities controlled by the Company) in connection with the transaction, and (y) with respect to a divestiture, financing, refinancing or similar transaction, the gross proceeds (prior to reduction for any fees and expenses) paid to, made available to, received by or to be invested in the Company (and/or any of its subsidiaries or

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other entities controlled by the Company), whether or not disbursed, plus the aggregate principal amount of any debt for which the Company (and/or any of its subsidiaries or other entities controlled by the Company) is no longer liable.

            Upon the achievement of the performance goal set forth in clause (i) of the preceding paragraph, the Company shall pay the Employee a Bonus of $950,000. Upon the achievement of the performance goal set forth in clause (ii) of the preceding paragraph, the Company shall pay the Employee a minimum Bonus of $200,000 for each significant merger. Upon the achievement of the performance goal set forth in clause (iii) of the preceding paragraph, the Company shall pay the Employee a minimum Bonus of $125,000 for each significant financing. The Company shall pay each such Bonus in cash as soon as practicable after the closing of the transaction that causes the related performance goal to be met, but no later than ten (10) business days after such performance goal has been met. If a performance goal is only partially achieved within an Employment Year, the Board shall determine, in its reasonable and good faith judgment, what amount of reduced Bonus, if any, shall be paid to the Employee with respect to such performance goal during or with respect to such Employment Year.

            The Board and the Employee agree that similar annual performance goals and appropriate minimum and/or target Bonuses will be agreed to with respect to each subsequent Employment Year during the Term. If, after reasonable and good faith negotiation, the Board and the Employee cannot agree upon reasonable annual performance goals and minimum and/or target Bonuses with respect to such goals for any subsequent Employment Year, the Company and the Employee agree that the performance goals set forth in clauses (ii) and (iii) of the second preceding paragraph and the corresponding minimum Bonuses applicable thereto in the immediately preceding paragraph shall be the performance goals and minimum Bonuses for such subsequent Employment Year.

            The Employee, upon 30 days notice to the Company, may elect to amend or restructure his relationship with the Company to that of a financial consultant or independent advisor, with compensation and other arrangements reflecting the nature of such relationship and the services to be provided (including, without limitation, choice of law provisions and provisions relating to other permitted activities) in amounts reasonably consistent with the compensation and Bonuses (including Special Bonuses pursuant to Section 4(c)) contemplated herein, in the reasonable and good faith judgment of the Board, but calculated and payable in a manner customary for financial consultant or independent advisor arrangements. Upon receipt of such notice, the Company and the Employee will negotiate reasonably and in good faith to establish before the end of the 30-day notice period a restructured agreement with respect to the services contemplated to be provided hereunder.

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            The Company expressly acknowledges and agrees that the Employee will be entitled to the Bonuses described above with respect to the attainment by the Company and/or one or more of its affiliates of the established performance goals, and each such Bonus will be paid by the Company to the Employee regardless of whether the Employee is involved with the transaction or transactions that resulted in the attainment of the performance goal, so long as the Employee otherwise fulfills, in all material respects, his obligations to the Company under Section 3(a). Further, if the Company and/or one or more of its affiliates has taken material steps, as determined by the Board, in its reasonable and good faith judgment, prior to the end of the Term towards a significant merger and/or a significant financing and a performance goal to which any such significant merger and/or significant financing relates is met within nine (9) months after the end of the Term (or within twenty-one (21) months of the end of the Term in the case of a transaction that does not close within such nine (9) month period primarily because required regulatory approval(s) has not been obtained), the Company shall pay to the Employee as provided above the Bonuses that would have been payable to the Employee pursuant to this Section 4(b) upon the closing of such transaction(s).

            (c) SPECIAL BONUSES. In addition to the Base Salary and Bonuses described above, the Board, in its sole discretion, may from time to time determine to pay the Employee additional direct compensation in the nature of a special bonus award (a "Special Bonus"), if it determines that the Employee has provided services of special or exceptional value to the Company. The Employee shall also be eligible to receive from time to time, in the sole discretion of the Board or a committee of the Board, stock options and/or other awards with respect to the stock of the Company.

            (d) DEFERRAL OPPORTUNITIES. The Company agrees, subject to any approvals required by applicable laws and/or regulations, that the Employee may irrevocably elect, at any time prior to January 1, 1999, to forgo all or any portion of any Bonuses to which the Employee may thereafter become entitled and in lieu thereof to amend certain warrants beneficially owned by the Employee and/or one or more of his affiliates that otherwise would expire on September 21, 1999 to extend their expiration date (and all applicable conditions with respect to the exercise thereof) to June 18, 2002, and the Company will take all necessary action to maintain the exempt status of any such extended warrants under Section 16 of the Securities Exchange Act of 1934. The rate at which such extension shall occur shall be such number of warrants (not more than three (3)) for each dollar of Bonuses foregone as the Board, in its reasonable and good faith judgment, shall determine within ninety (90) days of the date of this Agreement and after considering, among other things, the recommendation of an investment banking, accounting or valuation firm with a national reputation. (The Board shall retain such firm as soon as practicable after the date of this Agreement, and the costs of obtaining such recommendation shall be borne by the Company.)


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            At the election of the Employee (and/or one or more of his affiliates that may then own any of such warrants), all or a portion of this option to extend the expiration date of such warrants (and all applicable conditions with respect to the exercise thereof) may also be effected by a direct cash payment by the Employee (and/or any such affiliate) to the Company on or prior to September 21, 1999 at the rate set forth in the prior paragraph, rather than by the application of future Bonuses as set forth in this Section 4(d).

            (e) BENEFITS. The Company will give the Employee the right to participate in all of the benefit plans and programs maintained by the Company for its senior executive officers and/or their dependents to the fullest extent possible as if the Employee were employed by the Company on a full-time basis. To the extent the Employee is not able to participate in any such benefit plan or program, the Company will provide alternative arrangements to the Employee (and/or his dependents, if applicable) so that, on an after-tax basis, the Employee shall be in the same position as if the Employee had been a direct and full participant in such plan or program; provided, however, that the maximum amount required to be paid to the Employee pursuant to this sentence for or with respect to an Employment Year shall not exceed $20,000, on an after-tax basis.

            There shall be no material reduction or diminution of the benefits provided in this Section 4(e) during the Term, unless (i) the Employee consents to such reduction or diminution, (ii) an equitable arrangement (embodied in an ongoing substitute or alternative benefit plan or program) has been made with respect to the affected benefit plan or program or (iii) such reduction is part of a program of across-the-board benefit reductions similarly affecting the senior executive officers of the Company.

            (f) ABSENCE AND SICK LEAVE. The Employee shall be entitled to such reasonable periods of unavailability to provide services under this Agreement because of vacation or illness comparable to those he would otherwise be entitled to if he were a senior executive officer of the Company.

            (g) FEDERAL INCOME TAX AND OTHER WITHHOLDINGS. The Company shall withhold from any amount or benefits payable pursuant to this Agreement such federal, state, city or other taxes and other amounts as may be required to be withheld pursuant to any applicable law or governmental regulations or ruling and shall timely pay over to the appropriate governmental authorities the amounts withheld, together with any additional amounts required to be paid by the Company (and/or any of its affiliates) in respect thereof.

            5. REIMBURSEMENT OF EXPENSES. Consistent with established policies of the Company as in effect from time to time for its senior executive officers, the Company shall pay to or reimburse the Employee for all reasonable and actual out-of-pocket expenses, including without limitation, travel, hotel and similar expenses, incurred by the Employee


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from time to time in performing his obligations under this Agreement; provided, however, that any single expense item in excess of $5,000 must be approved by the chief executive officer or the chief financial officer of the Company, which approval shall not be unreasonably withheld or delayed.

            6. PAYMENTS UPON DISABILITY OR DEATH.

            (a) DISABILITY. During any period of Disability (as defined below) occurring during the Term, the Company will continue to pay to the Employee the full amount of the Base Salary, Bonuses and other compensation provided herein and will continue to extend to the Employee the benefits described in Section 4 through the remainder of the Term, including, without limitation, Bonuses that may yet become payable pursuant to the last sentence of Section 4(b); provided, however, that if disability benefits are provided under any disability insurance or similar policy maintained by the Company (or maintained by the Employee, with the cost thereof being reimbursed or paid by the Company), payments under such policy shall be considered as payments by the Company and shall offset any Base Salary payable to the Employee under this Agreement. As used in this Agreement, "Disability" shall mean the Employee's inability (as determined by a majority of the members of the Board other than the Employee in their reasonable and good faith judgment) to render services to the Company as contemplated by this Agreement as a result of physical or mental infirmity on the basis of a written medical opinion of an independent medical physician mutually acceptable to the Company and the Employee. (If the Company and the Employee cannot agree on an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall render such opinion. Each of the Company and the Employee shall appoint such medical physician within five (5) business days of receiving written notice from the other party requesting such appointment, and if such requested appointment is not made within such five (5) business day period, the party failing to appoint a medical physician shall be deemed to have accepted the medical physician appointed by the other party.) In no event shall the Employee be considered Disabled for purposes of this Agreement unless he is determined to be disabled under the Company's regular long-term disability plan.

            If the Employee is determined by the Board to be Disabled and such Disability then continues for a period of an aggregate of five (5) months during any eight (8) consecutive month period after such determination, the Board shall have the right to terminate the Employee's employment under this Agreement upon fifteen (15) days notice to the Employee if it determines, in its reasonable and good faith judgment on the basis of a second written medical opinion of an independent medical physician (selected as described above), that the Employee will not be able to resume providing the services contemplated by this Agreement within a reasonable period of time after the date of such proposed termination.


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            Upon the termination of the Employee's employment on account of
Disability pursuant to the preceding paragraph, the Employee's employment shall terminate as of the effective date of the Board's final determination; provided, however, that the Employee's employment shall be deemed to have terminated as of the end of the fifteenth (15) month following the month in which such termination decision by the Board is effective for purposes of all payments, Base Salary, Bonuses, compensation, benefits, elections and other rights and entitlements of the Employee under this Agreement, which shall continue to be paid, provided or made available to the Employee during the fifteen (15) month period as they would otherwise become due and/or payable as if the Employee's employment under this Agreement had not terminated. After the completion of this fifteen (15) month period, the Company will pay or provide to the Employee, to the extent not otherwise paid or provided to the Employee in the normal course during the fifteen (15) month period, (i) any accrued but unpaid Base Salary, Bonuses and other compensation and benefits under this Agreement through the date of deemed termination, including, without limitation, Bonuses that may yet become payable pursuant to the last sentence of Section 4(b), (ii) expense reimbursement amounts accrued through the date of deemed termination, and (iii) any amounts owed to the Employee under any deferral arrangements established under Section 4(d) and/or any other plans or arrangements between the Employee and the Company and/or any of its affiliates (including, without limitation, providing to the Employee (or his representative) any warrant extension election made or able to be made by the Employee as provided in Section 4(d)), in each case, at the time such payments, benefits and elections are otherwise due and/or payable, and neither the Employee nor the Company shall have any further liability or obligation to the other, except that the provisions of Sections 7, 8, 9, 10 and 12 shall continue in effect after the date of termination to the extent provided in such Sections.

            Notwithstanding any such Disability, during the remainder of the Term, the Employee shall, to the extent that the Employee is physically and mentally reasonably able to do so, furnish information, assistance and services to the Company, and, upon the reasonable request in writing on behalf of the Board (as determined by a majority of the members of the Board other than the Employee) from time to time, the Employee shall make himself reasonably available to perform a portion of the Employee's duties hereunder that is reasonably consistent with the Employee's physical and mental health.

            (b) DEATH. In the event of the Employee's death during the Term, the Employee's employment shall terminate as of the date of death; provided, however, that for purposes of all payments, Base Salary, Bonuses, compensation, benefits, elections and other rights and entitlements of the Employee under this Agreement, the Employee's employment shall be deemed to have terminated as of the end of the fifteenth (15) month following the month in which the Employee's death occurs, and, after the completion of this fifteen (15) month period, the Company will pay or provide to the beneficiary(ies) designated by the


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Employee from time to time in a written notice to the Company (or, in the absence of an effective designation of beneficiary(ies) on the date of the Employee's death, to the Employee's estate), to the extent not otherwise paid or provided in the normal course during the fifteen (15) month period, (i) any accrued but unpaid Base Salary, Bonuses and other compensation and benefits under this Agreement through the date of deemed termination, including, without limitation, Bonuses that may yet become payable pursuant to the last sentence of
Section 4(b), (ii) expense reimbursement amounts accrued through the date of deemed termination, and (iii) any amounts owed to the Employee under any deferral arrangements established under Section 4(d) and/or any other plans or arrangements between the Employee and the Company and/or any of its affiliates (including, without limitation, providing to such beneficiaries any warrant extension election made or able to be made by the Employee as provided in
Section 4(d)), in each case, at the time such payments, benefits and elections are otherwise due and/or payable, and neither the Employee nor the Company shall have any further liability or obligation to the other, except that the provisions of Sections 7 and 12 shall continue in effect after the date of termination to the extent provided in such Sections for the benefit of the Employee's designated beneficiary(ies) and the Employee's estate. All payments, Base Salary, Bonuses, compensation, benefits, elections and other rights and entitlements that the Company is or may become obligated to pay or provide to or with respect to the Employee during the fifteen (15) month period described in the first sentence of this Section 6(b) shall be paid to or provided to the Employee's designated beneficiary(ies) or estate, as appropriate.

            7. INDEMNIFICATION AND LIABILITY INSURANCE.

            (a) INDEMNIFICATION. During the Term and thereafter, the Company shall indemnify and hold the Employee harmless, to the fullest extent legally permitted by Section 78.751 of the Nevada Revised Statutes (as amended and in effect from time to time and including judicial interpretations thereof) against any and all expenses, liabilities and losses (including, without limitation, reasonable attorneys' fees and disbursements of counsel reasonably satisfactory to the Company), incurred or suffered by the Employee in connection with his service as an employee of the Company during the Term, in each case, except to the extent of the Employee's negligence or willful misconduct.

            (b) INSURANCE. The Company shall maintain, for the benefit of the Employee, a director's and officer's or similar liability insurance policy, insuring the Employee's service hereunder in accordance with its customary practices for its senior executive officers in effect from time to time during the Term and for at least six years thereafter with respect to actions and/or failures to act during the Employee's employment under this Agreement.


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            8. CONFIDENTIALITY; NON-COMPETITION.

            (a) CONFIDENTIALITY. During the Term and thereafter, the Employee agrees not to disclose to others all secret, confidential or proprietary information, knowledge or data relating to the Company (and/or any of its affiliates) which shall have been obtained by the Employee during or by reason of the Employee's employment by the Company, in accordance with the principles of NRS 600A.010 et seq. (the so-called Uniform Trade Secrets Act, as amended and in effect from time to time and including judicial interpretations thereof); provided, however, that the foregoing shall not apply to any such information, knowledge or data that becomes publicly available other than as a result of a breach of the Employee's undertakings hereunder or that is required by law or regulation to be disclosed by the Employee or that is necessary to disclose in connection with any judicial, regulatory or administrative proceeding or that is disclosed by the Employee in good faith in the course of the performance of his duties hereunder. During the Term, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to any person or entity other than the Company (and/or its applicable affiliates) and those designated by any of them that would result in any misappropriation under and as defined in such Act, except that, during the Employee's employment hereunder, in furtherance of the business and for the benefit of the Company, the Employee may provide confidential information as appropriate to attorneys, accountants, financial institutions or other persons or entities engaged in business with the Company from time to time.

            (b) NON-COMPETITION. Subject to Section 10 hereof, the Employee agrees that he will not at any time during the Term and for a period of twelve
(12) months following the end of such Term, directly or indirectly, whether as employee, owner, partner, agent, director, officer, consultant, equityholder (except as the beneficial owner of not more than 5% of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the counter market securities and, in each case, in which the Employee does not undertake any management or operational or advisory role) or in any other capacity, for his own account or for the benefit of any person or entity, establish, engage in or be connected with, in any manner, any person or entity with respect to a business conducted by that person or entity that is, on the applicable date, in direct competition (other than competition in any immaterial respect and/or competition that is in a business that is immaterial or insignificant to the Company and its affiliates, taken as a whole) with the Company or any of its primary affiliates in the gaming machine route, electronic gaming machine and/or casino businesses; provided, however, that these restrictions shall not apply after the end of the Term if the Employee's employment hereunder is terminated by the Company other than for "Cause" or by the Employee for "Good Reason", each as defined in Section 11.



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            9. NON-DISPARAGEMENT. Each of the Employee and the Company agrees that during the Term and for a period of three (3) years following the end of such Term, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics or business practices, of the other, except, in each case, to the extent (but solely to the extent) necessary in any judicial or other action to enforce the provisions of this Agreement or in connection with any judicial, regulatory or administrative proceeding to the extent required by applicable laws and regulations. For purposes of this Section 9, references to the Company include its subsidiaries and other entities controlled by it and the directors and executive officers of the Company on the date hereof and from time to time hereafter.

            10. PERMITTED ACTIVITIES. The Company expressly acknowledges and agrees that, during the Term and thereafter, the Employee may be engaged in other business activities that are not in direct competition (other than competition in any immaterial respect and/or competition that is in a business that is immaterial or insignificant to the Company and its affiliates, taken as a whole) with the Company and/or any of its primary affiliates in the gaming machine route, electronic gaming machine and/or casino businesses.

            11. TERMINATION.

            (a) BY THE COMPANY. The Company shall have the right to terminate the Employee's employment under this Agreement for Cause (as defined herein)or without Cause. For purposes of this Agreement, "Cause" shall mean the Employee's
(i) conviction of any misdemeanor involving moral turpitude or any felony, (ii) denial (or revocation) of any required gaming license or permit issued by the State of Nevada (or any applicable agency or political subdivision thereof) or any other jurisdiction in which the denial (or revocation) of the Employee's required gaming license or permit would materially adversely affect the business of the Company and its affiliates (taken as a whole), or (iii) the persistent and willful refusal by the Employee, in each case after written notice from the Board or the chief executive officer of the Company (after consultation with the Board) which sets forth in reasonable detail the basis for such notice, to undertake the Employee's duties and obligations under this Agreement.

            A termination for Cause under this Section 11(a) shall be effected only by a written notice of the Board to the Employee that sets forth in reasonable detail the basis for such termination; provided, however, that any such notice shall not become effective if, within twenty-one (21) days after the receipt thereof, the Employee shall correct, to the reasonable satisfaction a majority of the Board (excluding the Employee), such act or failure to act that is the basis for the termination of the Employee's employment for Cause.


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            Upon a termination of the Employee's employment for Cause becoming effective, the Company shall pay or provide to the Employee (i) any accrued and unpaid Base Salary, Bonuses and other compensation and benefits through the date of termination, including, without limitation, Bonuses that may yet become payable pursuant to the last sentence of Section 4(b) to the extent that any Bonus pursuant to such last sentence is not prohibited by any applicable laws, regulations and/or decisions of applicable regulatory agencies, (ii) expense reimbursement amounts accrued through the date of termination, and (iii) any amounts owed to the Employee under any deferral arrangements established under
Section 4(d) and/or any other plans or arrangements between the Employee and the Company and/or any of its affiliates (but excluding the warrant extension election provided in Section 4(d)) to the extent that any such payment or election pursuant to this clause (iii) is not prohibited by any applicable laws, regulations and/or decisions of applicable regulatory agencies, in each case, at the time such payments, benefits and elections are otherwise due and/or payable, and neither the Employee nor the Company shall have any further liability or obligation to the other, except that the provisions of Sections 7, 8, 9, 10 and 12 shall continue in effect after the date of termination to the extent provided in such Sections. However, if the Employee's employment is terminated by the Company for Cause because of the Employee's conviction of a misdemeanor or felony or the denial (or revocation) of a required permit or license, as provided above, and thereafter the Employee's conviction or denial (or revocation) is reversed, the Company shall pay to the Employee the Base Salary, Bonuses and other compensation and benefits that the Employee would have received as if the Employee's employment under this Agreement had not terminated to the extent such payments are not prohibited by any applicable laws, regulations and/or decisions of applicable regulatory agencies.

            A termination of the Employee's employment hereunder without Cause may be effected by the Company upon written notice to the Employee from the Board. Notwithstanding such termination of employment, the Company will continue to pay or provide to Employee (i) the Base Salary, Bonuses and other compensation and benefits that would otherwise be payable to the Employee or provided to or with respect to the Employee hereunder for the remainder of the Term as if the Employee's employment under this Agreement had not terminated, except that the Bonuses to be paid to the Employee under Section 4(b) for such Employment Years (and portions thereof) after the date of such termination of employment without Cause shall be an amount equal to the product of (x) the highest aggregate Bonuses received by the Employee during and/or with respect to any previous Employment Year (determined on an annualized basis for any partial Employment Year) multiplied by (y) the number of Employment Years (and portions thereof) remaining in the Term as if the Employee's employment under this Agreement had not terminated, (ii) expense reimbursement amounts accrued through the date of termination, and (iii) any amounts owed to the Employee under any deferral arrangements established under Section 4(d) and/or any other plans or arrangements between the Employee and the Company and/or any of its affiliates (including, without limitation, providing to the Employee any warrant extension election made or able to be made by the Employee as provided in Section 4(d)), in each case, at the time such payments, benefits and elections are otherwise due and/or payable, and neither the Employee nor the Company shall have any further liability or obligation to the other, except that the provisions of Sections 7, 8, 9, 10 and 12 shall continue in effect after the date of termination to the extent provided in such Sections; provided, however, that the Bonuses determined in clause (i) of this paragraph as the product of clauses (x) and (y) shall be paid to the Employee by the Company in equal monthly installments (commencing as of the first day of the month following the date of termination) over the remaining Term as if the Employee's employment under this Agreement had not terminated.

            (b) BY THE EMPLOYEE. The Employee shall have the right to terminate his employment under this Agreement for "Good Reason" (as defined herein) or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean
(i) the failure of the Company to pay to the Employee any portion of the Employee's Base Salary or any Bonus or other compensation or benefits within ten
(10) business days of the time that any such amount is due and payable hereunder, (ii) the assignment to the Employee of duties that are materially inconsistent with those of a senior financial advisor to the Company, as set forth in Section 3(a), or (iii) the failure of the Company to cause a successor entity (or entities), as described in Section 12(a), specifically to adopt and agree to be bound by this Agreement, which in each such case has not been cured by the Company within twenty-one (21) days after receipt of written notice from the Employee describing the basis for the Employee's determination of Good Reason.

            Upon the Employee's termination of this Agreement for Good Reason, the Company will continue to pay or provide to the Employee (i) the Base Salary, Bonuses and other compensation and benefits that would otherwise be payable to the Employee or provided to or with respect to the Employee hereunder for the remainder of the Term as if the Employee's employment under this Agreement had not terminated, except that the Bonuses to be paid to the Employee under Section 4(b) for such Employment Years (and portions thereof) after the date of such termination of employment for Good Reason shall be an amount equal to the product of (x) the highest aggregate Bonuses received by the Employee during and/or with respect to any previous Employment Year (determined on an annualized basis for any partial Employment Year) multiplied by (y) the number of Employment Years (and portions thereof) remaining in the Term as if the Employee's employment under this Agreement had not terminated, (ii) expense reimbursement amounts accrued through the date of termination, and (iii) any amounts owed to the Employee under any deferral arrangements established under
Section 4(d) and/or any other plans or arrangements between the Employee and the Company and/or any of its affiliates (including, without limitation, providing to the Employee any warrant extension election made or able to be made by the Employee as provided in Section 4(d)), in each case, at the time such payments, benefits and elections are otherwise due and/or payable, and neither the Employee nor the Company shall have any further liability or obligation to the other, except that the provisions of Sections 7, 8, 9, 10 and 12 shall continue in effect after the date of termination to the extent provided in such Sections; provided, however, that the Bonuses determined in clause (i) of this paragraph as the product of clauses (x) and (y) shall be paid to the Employee by the Company in equal monthly installments (commencing as of the first day of the month following the date of termination) over the remaining Term as if the Employee's employment under this Agreement had not terminated.

            The Employee may terminate his employment under this Agreement without Good Reason on 30 days written notice to the Company. Upon the Employee's termination of this Agreement without Good Reason, the Company shall pay or provide to the Employee (i) any accrued and unpaid Base Salary, Bonuses and other compensation and benefits through the date of termination, including, without limitation, Bonuses that may yet become payable pursuant to the last sentence of Section 4(b), (ii) expense reimbursement amounts accrued through the date of termination, and (iii) any amounts owed to the Employee under any deferral arrangements established under Section 4(d) and/or any other plans or arrangements between the Employee and the Company and/or any of its affiliates (including, without limitation, providing to the Employee any warrant extension election made or able to be made by the Employee as provided in Section 4(d)), in each case, at the time such payments, benefits and elections are otherwise due and/or payable, and neither the Employee nor the Company shall have any further liability or obligation to the other, except that the provisions of Sections 7, 8, 9, 10 and 12 shall continue in effect after the date of termination to the extent provided in such Sections.

            (c) EXPIRATION OF TERM. Upon the expiration of the Term without further renewals, the Company will pay or provide to the Employee (i) any accrued and unpaid Base Salary, Bonuses and other compensation and benefits under this Agreement through the date of termination, including, without limitation, Bonuses that may yet become payable pursuant to the last sentence of
Section 4(b), (ii) expense reimbursement amounts accrued through the date of termination, and (iii) any amounts owed to the Employee under any deferral arrangements established under Section 4(d) and/or any other plans or arrangements between the Employee and the Company and/or any of its affiliates (including, without limitation, providing to the Employee any warrant extension election made or able to be made by the Employee as provided in Section 4(d)), in each case, at the time such payments, benefits and elections are otherwise due and/or payable, and neither the Employee nor the Company shall have any further liability or obligation to the other, except that the provisions of Sections 7, 8, 9, 10 and 12 shall continue in effect after the date of termination to the extent provided in such Sections.

            12. GENERAL PROVISIONS.

            (a) ASSIGNMENT. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or the Company without the prior written consent of the other, and this Agreement shall be binding upon the successors and permitted assigns of each party hereto; provided, however, that
(i) in the event of the Employee's death during the Term, the Employee's estate and the Employee's heirs, executors, administrators, legatees and distributees shall have the rights set forth herein, as provided herein, and (ii) nothing contained in this Agreement shall limit or restrict the ability of the Company (and/or one or more of its affiliates) to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the Company is the surviving entity; provided, further, that any such surviving entity shall succeed to, and shall continue to be bound by the provisions hereof binding upon the Company as if such entity were deemed to be the Company under this Agreement. For purposes of this Section 12(a), any entity (or related entities) that as a result of a transaction and/or a series of transactions directly or indirectly acquires substantially all of the assets (or the economic equivalent thereof) of the Company and/or its affiliates shall be deemed to be a "surviving entity" with respect to the Company.

            (b) AMENDMENT; SEVERABILITY. This Agreement may not be modified or amended except by an instrument in writing signed by the Employee and the Company. If, for any reason, any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or lack of enforceability shall not affect any other provision of this Agreement not so determined to be invalid or unenforceable, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect, irrespective of such invalid or unenforceable provision.

            (c) EFFECT OF PRIOR AGREEMENTS. This Agreement contains the entire understanding between the Employee and the Company respecting the Employee's employment by the Company relating to time periods after June 30, 1997 and supersedes any prior agreement between the Employee and the Company relating to the Employee's providing advice or other services to the Company for such time periods (except as otherwise provided in this Section). The Employee's prior agreement with the Company dated as of March 20, 1995 shall be deemed to have expired in accordance with its terms on June 30, 1997. Nothing contained in this Agreement shall affect in any manner whatsoever any other agreements or instruments executed on or prior to the date hereof between or among the Employee or any of his affiliates on the one hand (including, without limitation, Kirkland-Ft. Worth Investment Partners, L.P., Kirkland Investment Corporation, Gaming Systems Advisors, L.P., or GSA, Inc.), and the Company or any other party, on the other hand, including, without limitation, the Employment Agreement Supplement dated as of August 29, 1996 between the Employee and the Company, any options or warrants with respect to the stock of the Company and any agreements relating to the operation of any such options or warrants, except as expressly permitted or provided in this Agreement, including, without limitation, in Section 4(d) and in Section 11.

            (d) NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given
(i) when delivered, if sent by telecopy or by hand, (ii) one business day after sending, if sent by reputable overnight courier service, such as Federal Express, or (iii) three business days after being mailed, if sent by United States certified or registered mail, return receipt requested, postage prepaid. Notices shall be sent by one of the methods described above; provided, that any notice sent by telecopy shall also be sent by any other method permitted above. Notices shall be sent, if to the Employee to 25 Grace Court, Brooklyn, New York 11201; telecopy no. (718) 596-3038; and if to the Company, to Alliance Gaming Corporation, 6601 South Bermuda Road, Las Vegas, Nevada 89119, telecopy no.
(702) 270-7699, directed to the attention of the chief executive officer with copies to the Chairman of the Board and the Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            (e) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            (f) DISPUTES. In the event that a claim or claims by the Employee (or with respect to the Employee) for payment, benefits and/or elections under this Agreement is disputed, the Company shall pay all reasonable attorney fees and expenses incurred by the Employee in pursuing such claim or claims, provided that the Employee is successful as to at least a material part of the disputed claim or claims by reason of litigation, arbitration or settlement; and the Company shall bear the burden of proving that the Employee is not entitled to such reimbursement. In addition, the Company shall pay or reimburse the Employee for all legal fees and expenses incurred by the Employee in connection with the preparation and negotiation of this Agreement.

            (g) WAIVERS, ETC. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

            (h) HEADINGS. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

            (i) GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Nevada, without regard to principles of conflicts of law.

            (j) REGULATORY MATTERS. The obligations of the Company herein are subject to applicable regulatory approvals, including, without limitation, applicable gaming-related regulators.

            (k) SURVIVAL. This Section 12 shall continue in effect after the date of the termination of the Employee's employment under this Agreement.

            If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the enclosed copy of this letter to the Company, whereupon it will become a binding agreement between you and the Company.

                                        Very truly yours,

                                        Alliance Gaming Corporation


                                        By
                                              ----------------------------------
                                              Title:


ACCEPTED AND AGREED:                    Date:
                                              ----------------------------------

----------------------------------------

Date:-----------------------------------